Exhibit 21.1

List of Subsidiaries of Xerium Technologies, Inc.

Exact Name of Subsidiaries	State or Jurisdiction of Incorporation or Organization
Huyck Argentina Sociedad Anónima	Argentina
Huyck Australia Pty. Limited	Australia
Huyck Austria GmbH	Austria
Huyck Europe Inc.	Delaware
Huyck Italia SpA	Italy
Huyck Japan Limited	Japan
Huyck Licensco Inc	Delaware
Huyck Limited	United Kingdom
Huyck (UK) Limited	United Kingdom
Huyck Industria e Comércio Ltda	Brazil
Industria Comércio de Telas S.A.-Nortelas	Brazil
Robec Walzen GmbH	Germany
Stowe Woodward Finland Oy	Finland
Stowe Woodward Mexico SA de CV	Mexico
Stowe Woodward Sweden AB	Sweden
Stowe-Woodward Limited	United Kingdom
Stowe-Woodward (UK)Limited	United Kingdom
Stowe Woodward (France) SAS	France
Stowe-Woodward/Mount Hope Inc	Canada
Stowe Woodward Forschungs – und Entwicklungs GmbH (F&E GmbH)	Germany
Stowe Woodward AG	Germany
Stowe Woodward LLC	Delaware
Stowe Woodward Licensco LLC	Delaware
TIAG Transworld Interweaving AG	Switzerland
Wangner AB	Sweden
Wangner Beteiligungsgesellschaft mbH	Germany
Wangner GmbH & Co KG	Germany
Wangner Perot SA	Spain
Wangner Service GmbH	Germany
Wangner Verwaltungsgesellschaft mbH	Germany
Wangner Itelpa Industria e Comércio Ltda	Brazil
Weavexx Corporation	Delaware
Weavexx Corporation	Canada
Xerium Finland OY	Finland
Xerium (France) SAS	France
Xerium German Holdings GmbH	Germany
Xerium Inc.	Delaware
Xerium Italia SpA	Italy
Xerium do Brasil Ltda	Brazil
Xerium GmbH	Germany
Xerium Technologies Limited	United Kingdom
Xerium I (US) Limited	Delaware
Xerium III (US) Limited	Delaware
Xerium IV (US) Limited	Delaware
Xerium V (US) Limited	Delaware
XTI LLC	Delaware